SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Cardiff Oncology, Inc. (the “Company”) and Mark Erlander (“Employee”) (each a “Party” and collectively the “Parties”). In consideration for the execution of this Agreement, and the performance of the terms and conditions set forth herein, the Parties agree as follows:

1.
Separation Date. Employee’s employment with the Company terminated effective March 27, 2026 (the “Separation Date”). By signing below, Employee acknowledges and agrees that other than as described in this Agreement and with respect to the Employee’s 2025 bonus (which the Parties agree is equal to $122,238 and will be paid by no later than April 30, 2026), Employee has received all wages owed, including accrued and unused vacation; has been reimbursed for all business expenses incurred in accordance with the Company’s expense reimbursement policy; and has received all other payments owed by law.
2.
Consideration. In consideration for the execution of this Agreement, and the performance of the terms and conditions set forth herein as well as receipt by the Company of the Employee’s resignation from the Company’s Board of Directors, the Parties hereby agree as follows:
2.1
Cash Payments.
(a)
The Company shall continue to pay Employee’s Base Compensation for twelve (12) months from the Separation Date. These payments will be made on the Company’s regular payroll dates.
(b)
The Company shall pay the Employee the equivalent of fifty percent (50%) of the Employee’s target bonus for 2026 (55% of Base Salary), with such payments to be made on a pro-rated basis for twelve (12) months from the Separation Date. These payments will be made on the Company’s regular payroll dates.
2.2
Medical Insurance. The Company will reimburse Employee the same amount that he was receiving as his normal company co-pay for up to 12 months, provided that he maintains coverage either though COBRA or through an alternative source. This reimbursement will be provided within two weeks of each submission by Employee of proof of payment for medical insurance premiums. This payment will terminate if Employee obtains other employment through which he can obtain medical insurance.
2.3
Good and Valuable Consideration. The Parties expressly agree that the consideration set forth in Section 2 of this Agreement constitutes good and valuable consideration in addition to anything to which Employee is already entitled, and the Company has no independent legal duty to provide Employee with the consideration set forth in this Agreement, absent the terms of the Agreement itself. Employee understands and agrees that Employee will not receive the consideration specified herein, without Employee’s execution of this Agreement and the fulfillment of the promises contained herein.
2.4
Consulting Agreement. On the date hereof, the Company will enter into an unpaid consulting agreement with the Employee (during which Employee’s equity will continue to vest) which will terminate on the date of the Company’s next annual stockholders meeting (the “Consulting Agreement Termination Date”).

2.5
Equity Awards. Nothing herein will alter the terms and conditions of Employee’s equity awards as set forth in Employee’s equity agreements; provided, however, that Employee will be entitled to exercise the purchase of his vested equity as of the Consulting Agreement Termination Date for a period of twelve (12) months after the Consulting Agreement Termination Date.
3.
General Release of Claims. Except as to such rights or claims as may be created by this Agreement, Employee, and anyone and any entity claiming through Employee, including but not limited to Employee’s heirs, administrators, successors in interest, assigns and agents, hereby release and forever discharge the Company and all of its past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, subsidiaries, parent companies, affiliates, related entities, assigns, predecessors and successors in interest, and each and all of them, jointly and severally (collectively the “Released Parties”), from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, penalties, interest, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee has at any time owned or held prior to Employee’s execution of this Agreement, including but not limited to, any and all claims arising out of, connected with, or relating to:
•
Employee’s employment and/or the end of Employee’s employment with the Released Parties;
•
Any act or omission by the Released Parties;
•
Title VII of the Civil Rights Act of 1964, as amended;
•
The Civil Rights Act of 1991, as amended;
•
Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•
The Age Discrimination in Employment Act of 1967, as amended;
•
The Employee Retirement Income Security Act of 1974, as amended;
•
The Immigration Reform and Control Act, as amended;
•
The Americans with Disabilities Act of 1990, as amended;
•
The Fair Labor Standards Act, as amended;
•
The Workers Adjustment and Retraining Notification Act, as amended;
•
The Occupational Safety and Health Act, as amended;
•
The California Fair Employment and Housing Act, as amended;
•
The California Labor Code, as amended;
•
The California Private Attorney General Act, as amended;
•
California Equal Pay Law, as amended;
•
IWC Wage Orders, as amended;
•
Any other federal, state or local law, regulation or municipal ordinance, including those regulating compensation and those prohibiting discrimination, harassment, or retaliation of any kind;
•
Any claim based on violation of public policy, breach of contract, tort, fraud, misrepresentation, defamation, or any other common law claim;

•
Any claim for damages of any kind, including but not limited to compensatory damages, emotional distress damages, liquidated damages, punitive damages, or penalties; or
•
Any claim for costs, fees, interest, or other expenses, including attorneys’ fees.

The foregoing general release does not apply to any of Employee’s claims that cannot be released as a matter of law and does not limit any rights Employee may have under the National Labor Relations Act. The Parties agree and acknowledge that the release and waiver set forth above shall not prevent Employee from participating in or cooperating with any state or federal agency’s investigation or charge of discrimination, including the Equal Employment Opportunity Commission (“EEOC”). The Parties further agree and acknowledge that nothing in the Agreement prevents or prohibits Employee from filing a charge of discrimination with a state or federal agency, including the EEOC. However, Employee understands and agrees that Employee is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by Employee or on Employee’s behalf.

4.
Older Worker’s Benefit Protection Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the Federal Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Employee. Employee is hereby advised in writing to consult with an attorney before signing this Agreement. Employee has had a reasonable time of up to 21 days in which to consider signing this Agreement. If Employee decides not to use all 21 days, Employee knowingly and voluntarily waives any claims that Employee was not given the 21-day period or did not use the entire 21 days to consider this Agreement. Employee may revoke this Agreement at any time within the 7-day period following the date Employee signs this Agreement by providing written notice of revocation to the Company by email to Mani Mohindru at mmohindru@cardiffoncology.com so that said revocation notice is received before the expiration of the 7-day revocation period (the “Revocation Period”). If Employee revokes the Agreement within the Revocation Period, Employee will not receive the consideration set forth in the Agreement.
5.
Release of Unknown Claims. Employee has reviewed and hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

This Agreement extends to all claims or causes of action, of every nature and kind whatsoever, known or unknown, suspected or unsuspected, enumerated in this Agreement or otherwise.

Employee may hereafter discover presently unknown facts or claims different from or in addition to those that Employee now knows as to the matters released herein. Nevertheless, it is Employee’s intention, through this Agreement, to fully release all such matters and all claims related thereto, which do now exist, may exist or heretofore have existed.

6.
Covenant Not to Sue. Employee has not, and will not, directly or indirectly institute any legal action against the Released Parties based upon, arising out of, or relating to any claims released in this Agreement, to the extent allowed by law. Employee has not, and will not, directly or indirectly encourage and/or solicit any third party to institute any legal action against the Employee or Released Parties, to the extent allowed by law.
7.
Inquiries. The Company will respond to any inquiries about Employee’s employment by providing only Employee’s dates of employment and job titles. Employee will direct all such inquiries only to Mani Mohindru, interim CEO by email at mmohindru@cardiffoncology.com.
8.
No Workplace Injuries. Employee has not sustained any workplace injury of any kind during Employee’s employment with the Company, and Employee does not intend to file any claim for or seek any workers’ compensation benefits.
9.
Use of Confidential, Trade Secret, or Proprietary Information. Employee agrees that Employee will not use any Trade Secrets, Confidential Information, or Proprietary Information in order to divert any business of the Company and/or its affiliates or any customers or suppliers of the Company and/or its affiliates’ business to any other person, entity, or competitor. Employee acknowledges and agrees that Employee’s obligations provided herein are necessary and reasonable in order to protect the Company and its affiliates and their respective business and Employee expressly agrees that monetary damages would be inadequate to compensate the Company and/or its affiliates for any breach by Employee of Employee’s covenants and agreements set forth herein. Accordingly, Employee agrees and acknowledges that any such violation of this Section 9 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company and its affiliates shall be entitled to seek injunctive relief against the breach of this Section 9 or the continuation of any such breach by the Employee without the necessity of proving actual damages.
10.
Non-Disclosure of Trade Secrets, Confidential or Proprietary Information. Employee will not, for any reason, disclose to others or use for the benefit of anyone other than the Company any trade secret, confidential or proprietary information of the Company, including, but not limited to information relating to the Company’s customers, employees, consultants, affiliates, partners, products, services, know-how, techniques, computer systems, programs, policies and procedures, research, projects, future developments, costs, profits, pricing, customer and client information. The use of any trade secret, confidential or proprietary information belonging to the Company shall be a material breach of this Agreement. Notwithstanding anything contained herein or in any other confidentiality provision to which Employee may be or may have been subject as a result of Employee’s employment with the Company, nothing shall prohibit Employee from communicating with government authorities concerning any possible legal violations. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege.

Employee is advised that pursuant to the Defend Trade Secrets Act an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. However, Employee understands that in the event that disclosure of the Company’s trade secrets was not done in good faith pursuant to the above, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees. Employee acknowledges that these obligations are supplemental to, and do not replace or alter, his existing obligations pursuant to the Cardiff Oncology Inc.

Amended and Restated Employment Agreement executed on February 23, 2021 (“Employment Agreement”); and General Employment Terms & Conditions, that he executed on January 28, 2013, or any other similar documents; provided, however, that the Company agrees that the noncompetition provisions in Section 15 of the Employment Agreement are null and void.

11.
Cooperation after Separation.
11.1
During the 1-year severance period, Employee will be expected to provide such assistance to the Company and its counsel as they may request in regard to any matters of which Employee has particular knowledge as a result of Employee’s employment with the Company. Such assistance shall include, but is not limited to, answering any inquiries the Company may have or receive regarding the execution of Employee’s past duties at the Company, acting as a resource person in matters relevant to Employee’s knowledge and experience with the Company, providing information and answers in response to interrogatories or other discovery, giving sworn statements and testifying in arbitrations, depositions and/or trials, and committing to be available, upon reasonable notice, to meet with the Company and its attorneys to adequately prepare for any and all proceedings associated with pending or threatened litigation or arbitration involving the Company. Employee shall not be obligated to provide assistance that would unreasonably and materially interfere with Employee’s business or personal activities.
11.2
In the event that travel or other expenses are incurred by Employee in connection with such assistance or in the event Employee’s deposition is required, the reasonable travel costs and out-of-pocket expenses in connection therewith shall be reimbursed by the Company.
12.
Return of All the Company Materials. Employee acknowledges that he has returned to the Company all the Company’s records, documents, electronically stored information, and tangible embodiments of such, in Employee’s possession, including but not limited to the Company’s trade secrets, confidential information and proprietary information. Employee confirms that Employee has already returned to the Company all property of the Company, including but not limited to automobiles, keys, key cards, cellular phones, credit cards, personal and laptop computers, and any other electronic equipment.
13.
Agreement Not to Participate in Class or Representative Actions. Employee agrees not to bring or participate in any class, representative, PAGA or other similar action against Company, and agrees that Employee will opt out of any such action to the extent

14.
Non-Disparagement. Employee shall not make any defamatory remarks about the

Company or its current or former employees, verbally or in writing, including without limitation posting on social media applications such as YouTube, Facebook, X (f.k.a. Twitter), LinkedIn, blogs, or other public fora, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of the Company. The Company’s executive officers and members of its Board of Directors shall not make any defamatory remarks about the Employee, verbally or in writing, including without limitation posting on social media applications such as YouTube, Facebook, X (f.k.a. Twitter), LinkedIn, blogs, or other public fora, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of the Employee.
15.
Non-Disclosure. Employee agrees not to disclose the terms of this Agreement, or the fact of its existence or execution, to anyone other than Employee’s immediate family members, attorneys, financial advisors, or accountants (provided that Employee obtains such person’s written agreement not to disclose the fact or terms of this Agreement and that a breach by such person shall be considered a breach by Employee), governmental taxing authorities, or pursuant to a subpoena or order of a court of competent jurisdiction, or to the SEC, OSHA, EEOC, CRD, or NLRB to the extent such disclosures are permitted by law. Nothing in this provision or this Agreement (i) shall prevent Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; or (ii) shall prevent the disclosure of factual information that is related to a claim filed in a civil action or a complaint filed in an administrative action concerning alleged criminal conduct or alleged sexual harassment on the part of Company or any other Company Entity, or regarding any sexual assault, sexual abuse, sexual harassment, workplace harassment or discrimination, a failure to prevent an act workplace harassment or discrimination, or retaliation against a person for reporting workplace harassment or discrimination, when Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. Nothing in this Agreement shall prevent Employee from engaging in any form of concerted activity that is protected by Section 7 of the National Labor Relations Act, which is codified at 29 U.S.C. § 157. Information about such rights is available to Employee on the National Labor Relations Board’s website, www.nlrb.gov. Nothing in this Agreement shall prevent Employee from disclosing this Agreement or its contents either: (a) to current or former coworkers as part of a concerted activity protected by Section 7 of the National Labor Relations Act (codified at 29 U.S.C. § 157, and discussed at www.nlrb.gov); (b) to Employee’s union representatives; or (c) to a federal, state, or local court or administrative agency in connection with any claim that some portion of this Agreement is unlawful or is evidence of unlawful conduct.
16.
Liquidated Damages. In the event Employee or the Company directly or indirectly breaches (or causes others to breach) the confidentiality provisions of Sections 14 or 15, the Parties stipulate and agree that that damages for the breach of such obligation would be, and are, difficult and impractical to ascertain. The Parties further acknowledge and agree that there is a benefit to each Party in fixing a limitation on damages based on good faith estimates of the damages expected in the event of a breach of the confidentiality provisions of Sections14 or 15. Accordingly, the breaching party agrees to pay the non-breaching party the sum of Ten Thousand Dollars ($10,000.00) for each incident of breach of the confidentiality and non-disclosure obligations of this Sections 14 or 15, representing a sum that the Parties agree is reasonable in light of the circumstances existing at the time of this Agreement. Any claimed breach of the non-disclosure/confidentially obligations of Sections 14 or 15 shall be proved by a preponderance of the evidence, and the prevailing party in any action brought for violation of Sections 14 or 15 shall be entitled to recover its reasonable attorney’s fees and costs as determined by a Court of competent jurisdiction. The Parties acknowledge and agree that this provision for liquidated damages does not constitute a penalty or forfeiture within the meaning of Civil Code sections 3275 or 3369 or any other provision of California law. Neither the breach of this Section 16 nor the payment of liquidated damages by the Parties shall affect the continuing validity or enforceability of this Agreement.

17.
CIRCULAR 230 DISCLAIMER. EMPLOYEE (FOR PURPOSES OF THIS SECTION, THE “ACKNOWLEDGING PARTY”; AND EACH PARTY TO THIS AGREEMENT OTHER THAN THE ACKNOWLEDGING PARTY, AN “OTHER PARTY”) ACKNOWLEDGES AND AGREES: (1) NO PROVISION OF THIS AGREEMENT, AND NO WRITTEN COMMUNICATION OR DISCLOSURE BETWEEN OR AMONG THE PARTIES OR THEIR ATTORNEYS AND OTHER ADVISERS, IS OR WAS INTENDED TO BE, NOR SHALL ANY SUCH COMMUNICATION OR DISCLOSURE CONSTITUTE OR BE CONSTRUED OR BE RELIED UPON AS, TAX ADVICE WITHIN THE MEANING OF UNITED STATES TREASURY DEPARTMENT CIRCULAR 230 (31 CFR PART 10, AS AMENDED); (2) THE ACKNOWLEDGING PARTY (A) HAS RELIED EXCLUSIVELY UPON HIS, HER OR ITS OWN INDEPENDENT LEGAL AND TAX ADVISERS FOR ADVICE (INCLUDING TAX ADVICE) IN CONNECTION WITH THIS AGREEMENT,

(B) HAS NOT ENTERED INTO THIS AGREEMENT BASED UPON THE RECOMMENDATION OF ANY OTHER PARTY OR ANY ATTORNEY OR ADVISOR TO ANY OTHER PARTY, AND (C) IS NOT ENTITLED TO RELY UPON ANY COMMUNICATION OR DISCLOSURE BY ANY ATTORNEY OR ADVISER TO ANY OTHER PARTY TO AVOID ANY TAX PENALTY THAT MAY BE IMPOSED ON THE ACKNOWLEDGING PARTY; AND (3) NO ATTORNEY OR ADVISER TO ANY OTHER PARTY HAS IMPOSED ANY LIMITATION THAT PROTECTS THE CONFIDENTIALITY OF ANY SUCH ATTORNEY’S OR ADVISER’S TAX STRATEGIES (REGARDLESS OF WHETHER SUCH LIMITATION IS LEGALLY BINDING) UPON DISCLOSURE BY THE ACKNOWLEDGING PARTY OF THE TAX TREATMENT OR TAX STRUCTURE OF ANY TRANSACTION, INCLUDING ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

18.
Arbitration. Except for claims for emergency equitable or injunctive relief which cannot be timely addressed through arbitration, the Parties agree to submit any claim or dispute arising out of the terms of this Agreement to private and confidential arbitration by a single neutral arbitrator through Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The JAMS Streamlined Arbitration Rules & Procedures in effect at the time of the claim or dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties. The arbitration shall take place in San Diego County, California. The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The decision of the arbitrator shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. The Party initiating the arbitration shall advance the arbitrator’s fee and all costs of services provided by the arbitrator and arbitration organization. However, all the costs of the arbitration proceeding or litigation to enforce this Agreement, including attorneys’ fees and costs, shall be paid as the arbitrator or court awards in accordance with applicable law. The Parties hereby waive any right to a jury trial on any dispute or claim covered by this Agreement.

19.
Employee Representations and Acknowledgments. Employee hereby represents and warrants to the Company that Employee (a) has read this Agreement in its entirety, (b) has all requisite power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder, (c) fully understands the contents of this Agreement, (d) freely, voluntarily and without coercion enters into this Agreement, and (e) is signing it with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims.
20.
Severability. In the event any provision of this Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect.
21.
No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the Released Parties, nor shall they be admissible as evidence in any proceeding other than for the enforcement of this Agreement.
22.
Modification. This Agreement cannot be modified in any respect except in a written instrument signed by both Parties.
23.
Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except for any confidentiality agreements between the Parties, which shall remain in full force and effect. Should there be a conflict between this document and Employee’s Amended and Restated Employment Agreement, or any other document, this Agreement shall control.
24.
No Reliance. Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.
25.
Interpretation. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any Party based on the attribution of drafting to any Party.
26.
Headings. The paragraph headings used in the Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.
27.
Counterparts. This Agreement may be executed by the Parties in counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document.
28.
Signature. A signature by DocuSign, or email, or other electronic means on this Agreement shall be as legally binding as an original signature.
29.
Governing Law. This Agreement shall be governed and conformed in accordance with the laws of the State of California, without regard to its conflicts of law principles.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Executed on March 27, 2026 by: /s/ Mark Erlander

Mark Erlander

Executed on March 27, 2026 by: /s/ Mani Mohindru

Mani Mohindru for Cardiff Oncology, Inc.